UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20459

SCHEDULE 14D-9

Solicitation/Recommendation Statement Under

Section 14(d)(4) of the Securities Exchange Act of 1934

(Amendment No. 7)

EBAY GMARKET CO., LTD.

(Name of Subject Company)

EBAY GMARKET CO., LTD.

(Name of Person(s) Filing Statement)

Common stock, par value KRW 100 per share

American depositary shares, as evidenced by American depositary receipts,

each representing one share of common stock

(Title of Class of Securities)

The Common Stock, which is not traded on U.S. markets, has not been assigned a CUSIP number.

The CUSIP number for the related American depositary shares is 38012G100.

(CUSIP Number of Class of Securities)

Duckjun (D.J.) Lee

Senior Managing Director and Chief Financial Officer

9th Floor, LIG Tower, 649-11 Yeoksam-Dong, Gangnam-Gu, Seoul 135-912,

Korea

82-2-1566-5701

(Name, address and telephone number of person

authorized to receive notices and communications

on behalf of the persons filing statement)

with copies to:

Robert B. Robbins, Esq. Pillsbury Winthrop Shaw Pittman LLP 2300 N Street, NW Washington, DC 20037-1122 (202) 663-8136	Mark J. Lee, Esq. Orrick, Herrington & Sutcliffe LLP 43rd Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong +852 2218 9118	Richard V. Smith, Esq. Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 (415) 773-5830

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

INTRODUCTION

This Amendment No. 7 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the “SEC”) on May 4, 2009 and amended by Amendment No. 1 thereto filed with the SEC on May 5, 2009, Amendment No. 2 thereto filed with the SEC on May 13, 2009, Amendment No. 3 thereto filed with the SEC on June 2, 2009, Amendment No. 4 thereto filed with the SEC on June 11, 2009, Amendment No. 5 thereto filed with the SEC on June 15, 2009 and Amendment No. 6 thereto filed with the SEC on June 16, 2009 (collectively, the “Schedule 14D-9”). The Schedule 14D-9 relates to the offer by eBay KTA (UK) Ltd., a company organized under the laws of the United Kingdom (“Acquisition Sub”) and an indirect wholly owned subsidiary of eBay Inc., a Delaware corporation (“Parent”), to purchase for cash all of the issued and outstanding (a) Common Stock, par value Won 100 per share (the “Common Stock”), and (b) American Depositary Shares, each of which represents one share of Common Stock (“ADSs,” and together with the Common Stock, the “Company Securities”) of Gmarket Inc., a company organized under the laws of the Republic of Korea (the “Company”), at a price of $24.00 per Company Security upon the terms and subject to the conditions set forth in the Offer to Purchase (as amended or supplemented from time to time, the “Offer to Purchase”), dated May 4, 2009, and in the related Letter of Transmittal for ADSs and Letter of Transmittal for Common Shares (as amended or supplemented from time to time, the “Letters of Transmittal,” which, together with the Offer to Purchase, constitute the “Offer”). The Offer is further described in a Tender Offer Statement on Schedule TO (as amended or supplemented from time to time, the “Schedule TO”) that was filed by Parent and Acquisition Sub with the SEC on May 4, 2009. Copies of the Offer to Purchase and the Letters of Transmittal are filed as Exhibit (a)(1)(i), Exhibit (a)(1)(ii) and Exhibit (a)(1)(iii), respectively, to the Schedule TO. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Schedule 14D-9.

Item 6.    Interests in Securities of the Subject Company.

Item 6 is hereby amended and supplemented by inserting the following paragraph before the last paragraph of such item:

“On June 15, 2009 the Acceptance Time occurred. Accordingly, all outstanding options held by Company directors and officers providing for acceleration upon a change of control occurred. As of June 16, 2009 the following executive officers and former members of the Company Board exercised the number of accelerated options with the exercise prices set forth below.

Name	Number of Options Exercised	Exercise Price (KRW)
Duckjun (D.J.) Lee	100,000	4,000
Paul J. Lee	14,896	9,000
Hakkyun Kim	8,594	9,000
Joon-Ho Hahm	7,813	9,000”

Item 8.    Additional Information.

Item 8 is hereby amended and supplemented by adding thereto the following:

Events Following the Acceptance Time

Following the Acceptance Time, the Company changed its name from Gmarket Inc. to eBay Gmarket Co., Ltd. In addition, as required by the Share Allocation and Tender Offer Agreement, effective as of the Acceptance Time, all of the Company’s directors (other than Young Bae Ku) resigned, and the following individuals, whose election as directors was approved by the Company’s shareholders at the Special Meeting held on May 29, 2009, became directors:

Name	Position/Title
Joo Man Park	Executive Director
Jae Hyun Lee	Non-standing Director
John David Muller	Non-standing Director
Nicholas P. Staheyeff	Non-standing Director

Item 9.    Exhibits.

Item 9 is hereby amended and restated to read in its entirety as follows:

Exhibit No.	Description
(a)(1)(A)	Offer to Purchase, dated May 4, 2009 (incorporated herein by reference to Exhibit (a)(1)(i) to the Schedule TO).*

(a)(1)(B)	Form of Letter of Transmittal for ADSs (incorporated herein by reference to Exhibit (a)(1)(ii) to the Schedule TO).*

(a)(1)(C)	Form of Letter of Transmittal for Common Shares (incorporated herein by reference to Exhibit (a)(1)(iii) to the Schedule TO).*

(a)(1)(D)	Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit (a)(1)(iv) to the Schedule TO).*

(a)(1)(E)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit (a)(1)(v) to the Schedule TO).*

Exhibit No.	Description
(a)(1)(F)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit (a)(1)(vi) to the Schedule TO).*

(a)(1)(G)	Instructions for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(1)(vii) to the Schedule TO).*

(a)(1)(H)	Instructions for Completing Form W-8BEN (incorporated herein by reference to Exhibit (a)(1)(viii) to the Schedule TO).*

(a)(1)(I)	Supplement No. 1 to Offer to Purchase, dated June 2, 2009 (incorporated herein by reference to Exhibit (a)(1)(xi) to the Schedule TO)*

(a)(1)(J)	Press Release issued by eBay and the Offeror on June 2, 2009 (incorporated herein by reference to Exhibit (a)(5)(ii) to the Schedule TO)*

(a)(1)(K)	Press Release issued by eBay and the Offeror on June 15, 2009 (incorporated herein by reference to Exhibit (a)(5)(iii) to the Schedule TO)*

(a)(2)(A)	Summary Advertisement as published on May 4, 2009 in The Wall Street Journal (incorporated herein by reference to Exhibit (a)(1)(ix) to the Schedule TO).*

(a)(2)(B)	Joint Press Release, dated April 16, 2009, issued the Company and Parent (incorporated herein by reference to the Schedule 14D-9C filed with the SEC by the Company on April 16, 2009).*

(a)(2)(C)	Email distributed by the Company’s Chief Executive Officer, dated April 16, 2009 (translated into English) (incorporated herein by reference to the Schedule 14D-9C filed with the SEC by the Company on April 16, 2009).*

(a)(2)(D)	Letter to Company Security Holders from the Chairman of the Special Committee, dated May 4, 2009.*

(a)(2)(E)	Summary Advertisement as published on May 5, 2009, in Korea Economic Daily and JoonAng Ilbo (translated into English) (incorporated herein by reference to Exhibit (a)(1)(x) to Amendment No. 1 to the Schedule TO).*

(a)(2)(F)	Depositary’s Notice of the Extraordinary General Meeting of the Company.*

(a)(2)(G)	Notice and Proxy Statement for the Extraordinary General Meeting of the Company to be held on May 29, 2009.*

(a)(2)(H)	Proxy Card for Extraordinary General Meeting of the Company.*

(a)(2)(I)	Summary of Recommendations as published on May 6, 2009 in Chosun Ilbo and the Maeil Business Newspaper (translated into English).*

(a)(2)(J)	Proxy Card Distributed by Broadridge for Extraordinary General Meeting of the Company.*

(a)(2)(K)	Email letter distributed to employees of the Company dated May 11, 2009 (translated into English).*

(a)(2)(L)	Email letter distributed to employees of the Company dated June 16, 2009 (translated into English).*

(a)(2)(M)	Company press release dated June 15, 2009.*

(a)(2)(N)	Email letter distributed to officers and employees of the Company dated June 17, 2009 (translated into English).

(e)(1)	Share Allocation and Tender Offer Agreement dated as of April 16, 2009 by and among the Company, Acquisition Sub and Parent (incorporated herein by reference to the Form 8-K filed by eBay with the SEC on April 16, 2009).*

(e)(2)	IAC Share Purchase Agreement dated as of April 16, 2009, among the Company, Parent and Acquisition Sub. (incorporated herein by reference to the Form 8-K filed by Parent with the SEC on April 16, 2009).*

(e)(3)	Form of Agreement to Tender and Voting Agreement, dated as of April 16, 2009, entered into by and among Parent, Acquisition Sub and each of Duckjun (D.J.) Lee, Dae Sik Yang, Kwang Jin Roo and Young Bae Ku (incorporated herein by reference to Exhibit (d)(2)(i) to the Schedule TO).*

(e)(4)	Agreement to Tender and Voting Agreement, dated as of April 16, 2009, by and among Parent, Acquisition Sub and Interpark (incorporated herein by reference to Exhibit (d)(2)(ii) to the Schedule TO).*

(e)(5)	Agreement to Tender and Voting Agreement, dated as of April 16, 2009, by and among Parent, Acquisition Sub and Chairman Lee (incorporated herein by reference to Exhibit (d)(2)(iii) to the Schedule TO).*

Exhibit No.	Description
(e)(6)	Agreement to Tender and Voting Agreement, dated as of April 16, 2009, by and among Parent, Acquisition Sub and Yahoo! Inc. (incorporated herein by reference to Exhibit (d)(2)(iv) to the Schedule TO).*

(e)(7)	Agreement to Tender and Voting Agreement, dated as of April 16, 2009, by and among Parent, Acquisition Sub and Yahoo! Korea (incorporated herein by reference to Exhibit (d)(2)(v) to the Schedule TO).*

(e)(8)	Agreement to Tender and Voting Agreement, dated as of April 15, 2009, by and among Parent, Acquisition Sub and KB Securities (incorporated herein by reference to Exhibit (d)(2)(vi) to the Schedule TO).*

(e)(9)	Agreement to Tender and Voting Agreement, dated as of April 15, 2009, by and among Parent, Acquisition Sub and Wilshire Norman (incorporated herein by reference to Exhibit (d)(2)(vii) to the Schedule TO).*

(e)(10)	Confidentiality Agreement dated as of January 17, 2009, by and among Parent, the Company, Interpark and Chairman Lee.*+

(e)(11)	Key Shareholder Agreement dated as of April 16, 2009, by Interpark in favor of, and for the benefit of, Parent, IAC and the other beneficiaries named therein (incorporated herein by reference to Exhibit (d)(3)(i) to the Schedule TO).*

(e)(12)	Key Shareholder Agreement dated as of April 16, 2009, by Chairman Lee in favor of, and for the benefit of, Parent, IAC and the other beneficiaries named therein (incorporated herein by reference to Exhibit (d)(3)(ii) to the Schedule TO).*

(e)(13)	Form of Appointee Confidentiality, Non-Competition and Non-Solicitation Agreement, dated as of April 16, 2009, entered into by each of Young Bae Ku and Kwang Jin Ryoo in favor of, and for the benefit of, the Company (incorporated herein by reference to Exhibit (d)(5) to the Schedule TO).*

(e)(14)	Service Agreement, dated as of April 16, 2009, by and between the Company and Young Bae Ku, including Attachment 1 thereto (incorporated herein by reference to Exhibit (d)(6) to the Schedule TO).*

(e)(15)	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.12 to the Form F-1/A filed by the Company with the SEC on June 12, 2006).*

(e)(16)	Letter Agreement between the Company and Duckjun Lee dated June 2, 2005 (incorporated by reference to Exhibit 10.4 to the Form F-1/A filed by the Company with the SEC on June 12, 2006).*

(e)(17)	Letter Agreement between the Company and Massoud Entekhabi dated December 1, 2005 (incorporated by reference to Exhibit 10.9 to the Form F-1/A filed by the Company with the SEC on June 12, 2006).*

(e)(18)	Letter Agreement between the Company and Hakkyun Kim dated December 2, 2005 (incorporated by reference to Exhibit 10.10 to the Form F-1/A filed by the Company with the SEC on June 12, 2006).*

(e)(19)	Letter Agreement between the Company and Joon-Ho Hahm dated December 2, 2005 (incorporated by reference to Exhibit 10.10 to the Form F-1/A filed by the Company with the SEC on June 12, 2006).*

(e)(20)	Stock Option Agreement between the Company and Massoud Entekhabi dated December 2, 2005.*

(e)(21)	Stock Option Agreement between the Company and Paul J. Lee dated March 28, 2006.*

(e)(22)	Shareholders Agreement dated June 12, 2006 (incorporated by reference to Exhibit 4.3 to the Form F-1/A filed by the Company with the SEC on June 12, 2006).*

(e)(23)	Amended and Restated Registration Rights Agreement dated June 12, 2006 (incorporated by reference to Exhibit 4.4 to the Form F-1/A filed by the Company with the SEC on June 12, 2006).*

(e)(24)	Waiver of Rights Under Shareholders Agreement dated April 16, 2009.*

(e)(25)	Waiver of Rights Under Registration Rights Agreement dated April 16, 2009.*

(e)(26)	Letter Agreement dated as of April 16, 2009, among the Company, Chairman Lee and Interpark.*

(e)(27)	Indemnification Agreement dated as of November 16, 2007, between the Company and Interpark.*

(g)	None.

Appendix A	Opinion of Cowen and Company LLC to the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company, dated April 15, 2009.**

*	Previously filed.
**	Included in the copy of the Schedule 14D-9 mailed to the Company Security Holders.
+	Exhibits have been omitted. The Company undertakes to furnish supplemental copies of any of the omitted exhibits upon request by the SEC.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 18, 2009

By: /s/ Duckjun (D.J.) Lee

Name: Duckjun (D.J.) Lee

Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
(a)(1)(A)	Offer to Purchase, dated May 4, 2009 (incorporated herein by reference to Exhibit (a)(1)(i) to the Schedule TO).*

(a)(1)(B)	Form of Letter of Transmittal for ADSs (incorporated herein by reference to Exhibit (a)(1)(ii) to the Schedule TO).*

(a)(1)(C)	Form of Letter of Transmittal for Common Shares (incorporated herein by reference to Exhibit (a)(1)(iii) to the Schedule TO).*

(a)(1)(D)	Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit (a)(1)(iv) to the Schedule TO).*

(a)(1)(E)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit (a)(1)(v) to the Schedule TO).*

(a)(1)(F)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit (a)(1)(vi) to the Schedule TO).*

(a)(1)(G)	Instructions for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(1)(vii) to the Schedule TO).*

(a)(1)(H)	Instructions for Completing Form W-8BEN (incorporated herein by reference to Exhibit (a)(1)(viii) to the Schedule TO).*

(a)(1)(I)	Supplement No. 1 to Offer to Purchase, dated June 2, 2009 (incorporated herein by reference to Exhibit (a)(1)(xi) to the Schedule TO)*

(a)(1)(J)	Press Release issued by eBay and the Offeror on June 2, 2009 (incorporated herein by reference to Exhibit (a)(5)(ii) to the Schedule TO)*

(a)(1)(K)	Press Release issued by eBay and the Offeror on June 15, 2009 (incorporated herein by reference to Exhibit (a)(5)(iii) to the Schedule TO).*

(a)(2)(A)	Summary Advertisement as published on May 4, 2009 in The Wall Street Journal (incorporated herein by reference to Exhibit (a)(1)(ix) to the Schedule TO).*

(a)(2)(B)	Joint Press Release, dated April 16, 2009, issued the Company and Parent (incorporated herein by reference to the Schedule 14D-9C filed with the SEC by the Company on April 16, 2009).*

(a)(2)(C)	Email distributed by the Company’s Chief Executive Officer, dated April 16, 2009 (translated into English) (incorporated herein by reference to the Schedule 14D-9C filed with the SEC by the Company on April 16, 2009).*

(a)(2)(D)	Letter to Company Security Holders from the Chairman of the Special Committee, dated May 4, 2009.*

(a)(2)(E)	Summary Advertisement as published on May 5, 2009, in Korea Economic Daily and JoonAng Ilbo (translated into English) (incorporated herein by reference to Exhibit (a)(1)(x) to Amendment No. 1 to the Schedule TO).*

(a)(2)(F)	Depositary’s Notice of the Extraordinary General Meeting of the Company.*

(a)(2)(G)	Notice and Proxy Statement for the Extraordinary General Meeting of the Company to be held on May 29, 2009.*

(a)(2)(H)	Proxy Card for Extraordinary General Meeting of the Company.*

(a)(2)(I)	Summary of Recommendations as published on May 6, 2009 in Chosun Ilbo and the Maeil Business Newspaper (translated into English).*

(a)(2)(J)	Proxy Card Distributed by Broadridge for Extraordinary General Meeting of the Company.*

(a)(2)(K)	Email letter distributed to employees of the Company dated May 11, 2009 (translated into English).*

(a)(2)(L)	Email letter distributed to employees of the Company dated June 16, 2009 (translated into English).*

(a)(2)(M)	Company press release dated June 15, 2009.*

(a)(2)(N)	Email letter distributed to officers and employees of the Company dated June 17, 2009 (translated into English).

(e)(1)	Share Allocation and Tender Offer Agreement dated as of April 16, 2009 by and among the Company, Acquisition Sub and Parent (incorporated herein by reference to the Form 8-K filed by eBay with the SEC on April 16, 2009).*

(e)(2)	IAC Share Purchase Agreement dated as of April 16, 2009, among the Company, Parent and Acquisition Sub. (incorporated herein by reference to the Form 8-K filed by Parent with the SEC on April 16, 2009).*

Exhibit No.	Description
(e)(3)	Form of Agreement to Tender and Voting Agreement, dated as of April 16, 2009, entered into by and among Parent, Acquisition Sub and each of Duckjun (D.J.) Lee, Dae Sik Yang, Kwang Jin Roo and Young Bae Ku (incorporated herein by reference to Exhibit (d)(2)(i) to the Schedule TO).*

(e)(4)	Agreement to Tender and Voting Agreement, dated as of April 16, 2009, by and among Parent, Acquisition Sub and Interpark (incorporated herein by reference to Exhibit (d)(2)(ii) to the Schedule TO).*

(e)(5)	Agreement to Tender and Voting Agreement, dated as of April 16, 2009, by and among Parent, Acquisition Sub and Chairman Lee (incorporated herein by reference to Exhibit (d)(2)(iii) to the Schedule TO).*

(e)(6)	Agreement to Tender and Voting Agreement, dated as of April 16, 2009, by and among Parent, Acquisition Sub and Yahoo! Inc. (incorporated herein by reference to Exhibit (d)(2)(iv) to the Schedule TO).*

(e)(7)	Agreement to Tender and Voting Agreement, dated as of April 16, 2009, by and among Parent, Acquisition Sub and Yahoo! Korea (incorporated herein by reference to Exhibit (d)(2)(v) to the Schedule TO).*

(e)(8)	Agreement to Tender and Voting Agreement, dated as of April 15, 2009, by and among Parent, Acquisition Sub and KB Securities (incorporated herein by reference to Exhibit (d)(2)(vi) to the Schedule TO).*

(e)(9)	Agreement to Tender and Voting Agreement, dated as of April 15, 2009, by and among Parent, Acquisition Sub and Wilshire Norman (incorporated herein by reference to Exhibit (d)(2)(vii) to the Schedule TO).*

(e)(10)	Confidentiality Agreement dated as of January 17, 2009, by and among Parent, the Company, Interpark and Chairman Lee.*+

(e)(11)	Key Shareholder Agreement dated as of April 16, 2009, by Interpark in favor of, and for the benefit of, Parent, IAC and the other beneficiaries named therein (incorporated herein by reference to Exhibit (d)(3)(i) to the Schedule TO).*

(e)(12)	Key Shareholder Agreement dated as of April 16, 2009, by Chairman Lee in favor of, and for the benefit of, Parent, IAC and the other beneficiaries named therein (incorporated herein by reference to Exhibit (d)(3)(ii) to the Schedule TO).*

(e)(13)	Form of Appointee Confidentiality, Non-Competition and Non-Solicitation Agreement, dated as of April 16, 2009, entered into by each of Young Bae Ku and Kwang Jin Ryoo in favor of, and for the benefit of, the Company (incorporated herein by reference to Exhibit (d)(5) to the Schedule TO).*

(e)(14)	Service Agreement, dated as of April 16, 2009, by and between the Company and Young Bae Ku, including Attachment 1 thereto (incorporated herein by reference to Exhibit (d)(6) to the Schedule TO).

(e)(15)	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.12 to the Form F-1/A filed by the Company with the SEC on June 12, 2006).*

(e)(16)	Letter Agreement between the Company and Duckjun Lee dated June 2, 2005 (incorporated by reference to Exhibit 10.4 to the Form F-1/A filed by the Company with the SEC on June 12, 2006).*

(e)(17)	Letter Agreement between the Company and Massoud Entekhabi dated December 1, 2005 (incorporated by reference to Exhibit 10.9 to the Form F-1/A filed by the Company with the SEC on June 12, 2006).*

(e)(18)	Letter Agreement between the Company and Hakkyun Kim dated December 2, 2005 (incorporated by reference to Exhibit 10.10 to the Form F-1/A filed by the Company with the SEC on June 12, 2006).*

(e)(19)	Letter Agreement between the Company and Joon-Ho Hahm dated December 2, 2005 (incorporated by reference to Exhibit 10.10 to the Form F-1/A filed by the Company with the SEC on June 12, 2006).*

(e)(20)	Stock Option Agreement between the Company and Massoud Entekhabi dated December 2, 2005.*

(e)(21)	Stock Option Agreement between the Company and Paul J. Lee dated March 28, 2006.*

(e)(22)	Shareholders Agreement dated June 12, 2006 (incorporated by reference to Exhibit 4.3 to the Form F-1/A filed by the Company with the SEC on June 12, 2006).*

(e)(23)	Amended and Restated Registration Rights Agreement dated June 12, 2006 (incorporated by reference to Exhibit 4.4 to the Form F-1/A filed by the Company with the SEC on June 12, 2006).*

Exhibit No.	Description
(e)(24)	Waiver of Rights Under Shareholders Agreement dated April 16, 2009.*

(e)(25)	Waiver of Rights Under Registration Rights Agreement dated April 16, 2009.*

(e)(26)	Letter Agreement dated as of April 16, 2009, among the Company, Chairman Lee and Interpark.*

(e)(27)	Indemnification Agreement dated as of November 16, 2007, between the Company and Interpark.*

(g)	None.

Appendix A	Opinion of Cowen and Company LLC to the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company, dated April 15, 2009.**

*	Previously filed.
**	Included in the copy of the Schedule 14D-9 mailed to the Company Security Holders.
+	Exhibits have been omitted. The Company undertakes to furnish supplemental copies of any of the omitted exhibits upon request by the SEC.